Exhibit 11.2

INSIDER TRADING COMPLIANCE MANUAL

JIADE LIMITED

Adopted December 23, 2023

In order to take on an active role in the prevention of insider trading violations by its officers, directors, employees, consultants, advisors, and other related individuals, the Board of Directors (the “Board”) of JIADE LIMITED, a Cayman Islands company (the “Company”), has adopted the policies and procedures described in this Insider Trading Compliance Manual.

I.Adoption of Insider Trading Policy.

Effective as of the date written above, the Company has adopted the Insider Trading Policy (the “Policy”), which prohibits trading based on material, non-public information regarding the Company and its subsidiaries (“Inside Information”). The Policy covers all officers and directors of the Company and its subsidiaries, all other employees of the Company and its subsidiaries, all secretaries and assistants supporting such officers, directors, or employees and consultants or advisors to the Company or its subsidiaries who have or may have access to Inside Information and members of the immediate family or household of any such person. The Policy (and/or a summary thereof) is to be delivered to all new officers, directors, employees, consultants, advisors and related individuals who are within the categories of covered persons upon the commencement of their relationships with the Company, and is to be circulated to all covered personnel at least annually.

II.Designation of Certain Persons.

A.Insiders Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits “short-swing” profits by all directors and executive officers of the Company, and any direct or indirect beneficial owner of 10% or more of any of the Company’s equity security of any class (collectively, the “Insiders”) and such Insiders, in addition to any beneficial owners of 5% or more of the Company’s registered securities of any class, are subject to the reporting and liability provisions of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Section 13(d) Individuals”). Rule 3a12-3 under the Exchange Act exempts securities registered by a Foreign Private Issuer, or FPI from Section 16 of the Exchange Act. Accordingly, Section 13(d) Individuals of an FPI are not subject

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to the short-swing profit limits set forth in Section 16(b), nor are they required to comply with the Section 16(a) reporting requirements.

Under Sections 13(d) and 13(g) of the Exchange Act, and the U.S. Securities and Exchange Commission (“SEC”) related rules, subject to certain exemptions, any person who after acquiring, directly or indirectly the beneficial ownership of a certain class of equity securities, becomes, either directly or indirectly, the beneficial owner of more than 5% of such class must deliver a statement to the issuer of the security and to each exchange where the security is traded. Delivery to each exchange can be satisfied by making a filing on EDGAR (as defined below). In addition, Section 13(d) Individuals must file with the SEC a statement containing certain information, as well as any additional information that the SEC may deem necessary or appropriate in the public interest or for the protection of investors. Attached hereto as Exhibit A is a separate memorandum which discusses the relevant terms of Section 13.

B.Other Persons Subject to Policy. In addition, certain employees, consultants, and advisors of the Company as described in Section I above have, or are likely to have, from time to time access to Inside Information and together with the Insiders, are subject to the Policy.

III.Appointment of Chief Compliance Officer.

The Company has appointed Yuan Li as the Company’s Chief Compliance Officer (the “Compliance Officer”).

IV.Duties of the Compliance Officer.

The Compliance Officer has been designated by the Board to handle any and all matters relating to the Company’s Insider Trading Compliance Program. Certain duties may be delegated to outside counsel with special expertise in securities issues and relevant law. The duties of the Compliance Officer shall include the following:

A.Pre-clearing all transactions involving the Company’s securities by the Insiders and those individuals having regular access to Inside Information, defined for these purposes to include all officers, directors, and employees of the Company and its subsidiaries and members of the immediate family or household of any such person, in order to determine compliance with the Policy, insider trading laws, Section 13 and Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended. Attached hereto as Exhibit C is a Pre-

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Clearance Checklist to assist the Compliance Officer in the performance of his or her duties hereunder.

B.Assisting in the preparation and filing of Section 13(d) reports for all Section 13(d) Individuals although the filings are their individual obligations.

C.Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 13(d) Individuals under Section 13(d) of the Exchange Act.

D.Performing periodic reviews of available materials, which may include Schedule 13D, Schedule 13G, Form 144, officers’ and directors’ questionnaires, as applicable, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Inside Information.

E.Circulating the Policy (and/or a summary thereof) to all covered employees, including the Insiders, on an annual basis, and providing the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Inside Information.

F.Assisting the Board in implementing the Policy and Sections I and II of this memorandum.

G.Coordinating with Company counsel regarding all securities compliance matters.

H.Retaining copies of all appropriate securities reports, and maintaining records of his or her activities as Compliance Officer.

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JIADE LIMITED

INSIDER TRADING POLICY

and Guidelines with Respect to Certain Transactions in the Company’s Securities

SECTION I

APPLICABILITY OF POLICY

This Policy applies to all transactions in the Company’s securities, including ordinary shares, options and warrants to purchase ordinary shares, and any other securities the Company may issue from time to time, such as preferred shares, and convertible debentures, as well as derivative securities relating to the Company’s shares, whether issued by the Company, such as exchange-traded options. It applies to all officers and directors of the Company, all other employees of the Company and its subsidiaries, all secretaries and assistants supporting such directors, officers, and employees, and consultants or advisors to the Company or its subsidiaries who have or may have access to Material Non-public Information (as defined below) regarding the Company and members of the immediate family or household of any such person. This group of people is sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Non-public Information from any Insider.

Any person who possesses Material Non-public Information regarding the Company is an Insider for so long as such information is not publicly known.

SECTION II

DEFINITION OF MATERIAL NON-PUBLIC INFORMATION

It is not possible to define all categories of material information. However, information should be regarded as “material” if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities. Material information may be positive or negative. “Non-public Information” is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

While it may be difficult to determine whether any particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

●	Financial results;
●	Entry into a material agreement or discussions regarding entry into a material agreement;
●	Projections of future earnings or losses;
●	Major contract awards, cancellations or write-offs;
●	Joint ventures or commercial ventures with third parties;
●	News of a pending or proposed merger or acquisition;
●	News of the disposition of material assets;
●	Impending bankruptcy or financial liquidity problems;
●	Gain or loss of a significant line of credit;
●	Significant breach of a material agreement;
●	New business or services announcements of a significant nature;
●	Share splits;
●	New equity or debt offerings;
●	Significant litigation exposure due to actual or threatened litigation;
●	Changes in senior management or the Board;
●	Capital investment plans; and
●	Changes in dividend policy.

All of the foregoing categories of information and any similar information should be considered “Material Non-public Information” for purposes of this Policy. If there are any questions regarding whether a particular item of information is Material Non-public Information, please consult the Compliance Officer or the Company’s legal counsel before taking any action with respect to such information.

SECTION III

CERTAIN EXCEPTIONS

For purposes of this Policy, the Company considers that the exercise of stock options under the Company’s stock option plan (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction involving only the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

SECTION IV

STATEMENT OF POLICY

General Policy

It is the policy of the Company to prohibit the unauthorized disclosure of any non-public information acquired in the workplace and the misuse of Material Non-public Information in securities trading.

Specific Policies

1.Trading on Material Non-public Information. With certain exceptions, no officer or director of the Company, no employee of the Company or its subsidiaries and no consultant or advisor to the Company or any of its subsidiaries and no members of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Non-public Information concerning the Company, and ending at the close of business on the second Trading Day (as defined below) following the date of public disclosure of that information, or at such time as such non-public information is no longer material. However, see “Permitted Trading Period” below for a full discussion of trading pursuant to a pre-established plan or by delegation.

As used herein, the term “Trading Day” shall mean a day on which national stock exchanges are open for trading.

2.Tipping. No Insider shall disclose (“tip”) Material Non-public Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Non-public Information as to trading in the Company’s securities.

Regulation FD (Fair Disclosure) (“Disclosure Regulation”) is an issuer disclosure rule implemented by the SEC that addresses selective disclosure. The Disclosure Regulation provides that when the Company, or person acting on its behalf, discloses Material Non-public Information to certain enumerated persons (in general, securities market professionals and holders of the Company’s securities who may well trade on the basis of the information), it must make public disclosure of that information. The timing of the required public disclosure depends on whether the selective disclosure was intentional or unintentional; for an intentional selective disclosure, the Company must make public disclosures simultaneously; for a non-intentional disclosure, the Company must make public disclosure promptly. Under the Disclosure Regulation, the required public disclosure may be made by filing or furnishing a Form 6-K, or by another method or combination of methods that is reasonably designed to effect broad, non-exclusionary distribution of the information to the public.

It is the Company’s policy that all communications with the press be handled through our Chief Executive Officer (CEO) or investor/public relations firm. Please refer all press, analyst or similar requests for information to the Company’s CEO and do not respond to any inquiries without prior authorization from the Company’s CEO. If the Company’s CEO is unavailable, the Company’s Chief Financial Officer will fill this role.

3.Confidentiality of Non-public Information. Non-public information relating to the Company is the property of the Company and the unauthorized disclosure of such information (including, without limitation, via email or by posting on Internet message boards or blogs, anonymously or otherwise) is strictly forbidden.

4.Duty to Report Inappropriate and Irregular Conduct. All employees, and particularly executives, managers and/or supervisors, have a responsibility for maintaining financial integrity within the Company, and being consistent with generally accepted accounting principles and both federal and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or irregularities, whether by witnessing the incident or being told of it, must report it to their immediate supervisor and to the chairman of the Company’s Audit Committee of the Board (or to the Chairman of the Board, if an Audit Committee has not been established). For a more complete understanding of this issue, employees should consult their employee manual and or seek the advice of the Company’s general counsel or outside counsel. Our outside securities counsel is Hunter Taubman Fischer & Li LLC, attention: Ying Li, Esq. at (212) 530-2206, email yli@htflawyers.com.

SECTION V

POTENTIAL CRIMINAL AND CIVIL LIABILITY

AND/OR DISCIPLINARY ACTION

1.Liability for Insider Trading. Insiders may be subject to penalties of up to $1,000,000 and up to twenty (20) years in jail for engaging in transactions in the Company’s securities at a time when they possess Material Non-public Information regarding the Company, regardless of whether such transactions were profitable. In addition, the SEC has the authority to seek a civil monetary penalty of up to three times the amount of profit gained or loss avoided by illegal insider trading. “Profit gained” or “loss avoided” generally means the difference between the purchase or sale price of the Company’s shares and its value as measured by the trading price of the shares a reasonable period after public dissemination of the non-public information.

2.Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Non-public Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority, Inc. use sophisticated electronic surveillance techniques to monitor all trades and uncover insider trading.

3.Possible Disciplinary Actions. Individuals subject to the Policy who violate this Policy shall also be subject to disciplinary action by the Company, which may include suspension, forfeiture of perquisites and ineligibility for future participation in the Company’s equity incentive plans and/or termination of employment.

SECTION VI

PERMITTED TRADING PERIOD

1.Black-Out Period and Trading Window.

To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all officers, directors, employees, and all members of the immediate family or household of any such person refrain from conducting any transactions involving the purchase or sale of the Company’s securities, other than during the period in any half year commencing at the close of business on the second Trading Day following the date of public disclosure of the financial results for the prior interim period or fiscal year and ending on the twenty-fifth day of the sixth month of the half year (the “Trading Window”). Notwithstanding the foregoing, persons subject to this Policy may submit a request to the Company to purchase or sell the Company’s securities outside the Trading Window on the basis that they do not possess any Material Non-public Information. The Compliance Officer shall review all such requests and may grant such requests on a case-by-case basis if he or she determines that the person making such request does not possess any Material Non-public Information at that time.

If such public disclosure occurs on a Trading Day before the markets close, then such date of disclosure shall be considered the first Trading Day following such public disclosure. For example, if such public disclosure occurs at 1:00 p.m. EST on June 10, then June 10 shall be considered the first Trading Day following such disclosure.

Please be advised that these guidelines are merely estimates. The actual trading window may be different because the Company’s interim report or annual report may be filed earlier or later. The filing date of an interim report or annual report may fall on a weekend or the Company may delay filing an annual report due to an extension. Please check with the Compliance Officer to confirm whether the trading window is open.

The safest period for trading in the Company’s securities, assuming the absence of Material Non-public Information, is generally the first ten Trading Days of the Trading Window. It is the Company’s policy that the period when the Trading Window is “closed” is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This is because the officers, directors and certain other employees are, as any half-year period progresses, increasingly likely to possess Material Non-public Information about the expected financial results for the period. The purpose of the Trading Window is to avoid any unlawful or improper transactions or even the appearance of any such transactions.

It should be noted that even during the Trading Window any person possessing Material Non-public Information concerning the Company shall not engage in any transactions involving the Company’s securities until such information has been known publicly for at least two Trading Days. The Company has adopted the policy of delaying trading for “at least two Trading Days” because the securities laws require that the public be informed effectively of previously undisclosed material information before Insiders trade in the Company’s shares. Public disclosure may occur through a widely disseminated press release or through filings, such as Form 6-K, with the SEC. Furthermore, in order for the public to be effectively informed, the public must be given time to evaluate the information disclosed by the Company. Although the amount of time necessary for the public to evaluate the information may vary depending on the complexity of the information, generally two Trading Days is sufficient.

From time to time, the Company may also require that directors, officers, selected employees, and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons may not engage in any transaction involving the purchase or sale of the Company’s securities during such period and may not disclose to others the fact of such suspension of trading.

Although the Company may from time to time require during a Trading Window that directors, officers, selected employees, and others suspend trading because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

Notwithstanding these general rules, Insiders may trade outside of the Trading Window provided that such trades are made pursuant to a pre-established plan or by delegation. These alternatives are discussed in the next section.

2.	Trading According to a Pre-established Plan or by Delegation.

Trading which is not “on the basis of” Material Non-public Information may not give rise to insider trading liability. The SEC has adopted Rule 10b5-1 under which insider trading liability can be avoided if Insiders follow very specific procedures. In general, such procedures involve trading according to pre-established instructions (a “Pre-established Trade”).

Pre-established Trades must:

(a)Be documented by a contract, written plan, or formal instruction which provides that the trade take place in the future. For example, an Insider can contract to sell his or her shares on a specific date, or simply delegate such decisions to an investment manager, 401(k) plan administrator or a similar third party. This documentation must be provided to the Compliance Officer;

(b)Include in its documentation the specific amount, price and timing of the trade, or the formula for determining the amount, price and timing. For example, the Insider can buy or sell shares in a specific amount and on a specific date each month, or according to a pre-established percentage (of the Insider’s salary, for example) each time that the share price falls or rises to pre-established levels. In the case where trading decisions have been delegated, the specific amount, price and timing need not be provided;

(c) Include additional representation in its documentation for Directors and Officers. If the person who entered into the pre-established contract, written plan, or formal instruction (discussed in Section VI.2(a) above) is a director or officer of the Company, such director or officer shall include a representation certifying that, on the date of adoption of the pre-established contract, plan, or instruction, (i) he or she is not aware of any material nonpublic information about the Company or its securities, and (ii) he or she is adopting the pre-established contract, plan, or instruction in good faith and not as part of a plan or scheme to evade prohibitions on inside trading;

(c)Be implemented at a time when the Insider does not possess Material Non-public Information and Upon the Expiration of a Cooling-Off Period. As a practical matter, this means that the Insider may set up Pre-established Trades, or delegate trading discretion, only during a “Trading Window” (discussed in Section VI.1 above); provided that (i) any director or officer of the Company may not conduct a Pre-established Trade until the expiration of a cooling-off period, consisting of the later of (A) 90 days after the adoption or modification of the pre-established contract, plan, or instruction, and (B) two business days following the disclosure of the Company’s financial results in a Form 20-F or Form 6-K (but, in any event, this required cooling period is subject to a maximum of 120 days after adoption of the pre-established contract, plan, or instruction), and (ii) any other persons, who are covered by the Policy (as discussed in Section I above) and are not directors or officers, may not conduct a Pre-established Trade until the expiration of a cooling-off period that is 30 days after the adoption of the pre-established contract, plan, or instruction; and,

(d)Remain beyond the scope of the Insider’s influence after implementation. In general, the Insider must allow the Pre-established Trade to be executed without changes to the accompanying instructions, and the Insider cannot later execute a hedge transaction that modifies the effect of the Pre-established Trade. An Insider wishing to change the amount, price or timing of a Pre-established Trade, or terminate a Pre-established Trade, can do so only during a

“Trading Window” (discussed in Section 1, above). If the Insider has delegated decision-making authority to a third party, the Insider cannot subsequently influence the third party in any way and such third party must not possess material non-public information at the time of any of the trades.

Prior to implementing a pre-established plan for trading, all officers and directors must receive the approval for such plan from the Compliance Officer. In addition, Insiders are generally prohibited from having more than one pre-established contract, plan, or instruction covering the same time period for open market purchase of sales of the Company’s securities, unless one of the exceptions under 17 C.F.R 240.10b5-1(c)(1)(ii)(D) is met. Furthermore, Issuers are prohibited from entering into more than one pre-established contract, plan, or instruction, which is designed to effect open-market purchase or sale of the Company’s securities as a single transaction, for any given 12-month period.

3.Pre-Clearance of Trades.

Even during a Trading Window, all officers, directors, employees, as well as members of the immediate family or household of such individuals, must comply with the Company’s “pre-clearance” process prior to trading in the Company’s securities, implementing a pre-established plan for trading, or delegating decision-making authority over the Insider’s trades. To do so, each officer and director must contact the Compliance Officer prior to initiating any of these actions. Trades executed pursuant to a properly implemented Pre-Established Trade approved by the Compliance Officer do not need to be pre-cleared. The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from certain individuals other than those mentioned above.

4.Individual Responsibility.

As Insiders, every person subject to this Policy has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has established a Trading Window applicable to that Insider or any other Insiders of the Company. Each individual, and not necessarily the Company, is responsible for his or her own actions and will be individually responsible for the consequences of their actions. Therefore, appropriate judgment, diligence and caution should be exercised in connection with any trade in the Company’s securities. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Non-public Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

5.Exceptions to the Policy.

Any exceptions to this Policy may only be made by advance written approval of each of: (i) the CEO, (ii) the Compliance Officer and (iii) the Chairman of the Audit Committee of the Board (or the Chairman of the Board if an Audit Committee has not been established). Any such exceptions shall be immediately reported to the remaining members of the Board.

SECTION VII

APPLICABILITY OF POLICY TO INSIDE INFORMATION

REGARDING OTHER COMPANIES

This Policy and the guidelines described herein also apply to Material Non-public Information relating to other companies, including the Company’s customers, vendors or suppliers or potential acquisition targets (“business partners”), when that information is obtained in the course of employment or performance of other services on behalf of the Company. Civil and criminal penalties, as well as the termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat Material Non-public Information about the Company’s business partners with the same care as is required with respect to the information relating directly to the Company.

SECTION VIII

PROHIBITION AGAINST BUYING AND SELLING

COMPANY ORDINARY SHARES WITHIN A SIX-MONTH PERIOD

Insiders

Generally, purchases and sales (or sales and purchases) of Company ordinary shares occurring within any six-month period in which a mathematical profit is realized result in illegal “short-swing profits”. The prohibition against short-swing profits is found in Section 16 of the Exchange Act. Section 16 was drafted as a rather arbitrary prohibition against profitable “insider trading” in a company’s securities within any six-month period regardless of the presence or absence of Material Non-public Information that may affect the market price of those securities. Each executive officer, director and 10% or greater shareholder of the Company is subject to the prohibition against short-swing profits under Section 16. The measure of damages is the profit computed from any purchase and sale or any sale and purchase within the short-swing (i.e., six-month) period, without regard to any setoffs for losses, any first-in or first-out rules, or the identity of the ordinary shares. This approach sometimes has been called the “lowest price in, highest price out” rule and can result in a realization of “profits” for Section 16 purposes even when the Insider has suffered a net loss on his or her trades. Rule 3a12-3 under the Exchange Act exempts securities registered by an FPI from Section 16 of the Exchange Act. Accordingly, Section 13(d) Individuals of an FPI are not subject to the short-swing profit limits set forth in Section 16(b), nor are they required to comply with the Section 16(a) reporting requirements.

SECTION IX

INQUIRIES

Please direct your questions as to any of the matters discussed in this Policy to the Compliance Officer.

Exhibit A

Section 13 Memorandum

To:All Officers, Directors and 5% or greater Shareholders (“Insider”)

Re:Overview of Section 13 Under the Exchange Act of 1934, as amended

A.Introduction.

This Memorandum provides an overview of Section 13 of the Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules promulgated by the SEC.

Each executive officer, director and 5% or greater shareholder (commonly called an “Insider”) of JIADE LIMITED (the “Company”) is personally responsible for complying with the provisions of Section 13, and failure by an Insider to comply strictly with his or her reporting requirements will result in an obligation by the Company to publicly disclose such failure. Moreover, Congress has granted the SEC authority to seek monetary court-imposed fines on Insiders who fail to timely comply with their reporting obligations.

Under Section 13 of the Exchange Act, reports made to the SEC are filed on Schedule 13D, Schedule 13G, Form 13F, and Form 13H. A securities firm (and, in some cases, its parent company or other control persons) generally will have a Section 13 reporting obligation if the firm directly or indirectly:

●	beneficially owns, in the aggregate, more than 5% of a class of the voting, equity securities (the “Section 13(d) Securities”):
●	registered under Section 12 of the Exchange Act,
●	issued by any closed-end investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or

●	issued by any insurance company that would have been required to register its securities under Section 12 of the Exchange Act but for the exemption under Section 12(g)(2)(G) thereof (see Schedules 13D and 13G: Reporting Significant Acquisition and Ownership Positions below);
●	manages discretionary accounts that, in the aggregate, hold equity securities trading on a national securities exchange with an aggregate fair market value of $100 million or more; or
●	manages discretionary accounts that, in the aggregate, purchase or sell any NMS securities (generally exchange-listed equity securities and standardized options) in an aggregate amount equal to or greater than (i) 2 million shares or shares with a fair market value of over $20 million during a day, or (ii) 20 million shares or shares with a fair market value of over $200 million during a calendar month.

B.Reporting Requirements Under Section 13(d) and 13(g).

1.General. Sections 13(d) and 13(g) of the Exchange Act require any person or group of persons1 who directly or indirectly acquires or has beneficial ownership2 of more than 5% of a class of an issuer’s Section 13(d) Securities (the “5% threshold”) to report such beneficial ownership on Schedule 13D or Schedule 13G, as appropriate. Both Schedule 13D and Schedule 13G require background information about the reporting persons and the Section 13(d) Securities listed on the schedule, including the name, address, and citizenship or place of organization of each reporting person, the amount of the securities beneficially owned and aggregate beneficial ownership percentage, and whether voting and investment power is held solely by the reporting persons or shared with others. Reporting persons that must report on Schedule 13D are also required to disclose a significant amount of additional information, including certain disciplinary events, the source and amount of funds or other consideration used to purchase the Section 13(d) Securities, the purpose of the acquisition, any plans to change or influence the control of the issuer, and a list of any transactions in the securities effected in the last 60 days. A reporting person may use the less burdensome Schedule 13G if it meets certain criteria described below.

[1]

A “group” is defined in Rule 13d-5 as “two or more persons [that] agree to act together for the purpose of acquiring, holding, voting or disposing of equity securities of an issuer.” See, for example, the persons described above in Reporting Obligations of “Control Persons”. An agreement to act together does not need to be in writing and may be inferred by the SEC or a court from the concerted actions or common objective of the group members.

[2]

Under Rule 13d-3, “beneficial ownership” of a security exists if a person, directly or indirectly, through any contract, arrangement, understanding, or relationship or otherwise, has or shares voting power and/or investment power over a security. “Voting power” means the power to vote or direct the voting of a security. “Investment power” means the power to dispose of or direct the disposition of a security. Under current SEC rules, a person holding securities-based swaps or other derivative contracts may be deemed to beneficially own the underlying securities if the swap or derivative contract provides the holder with voting or investment power over the underlying securities. Please contact us if you would like guidance regarding the application of Section 13 to securities-based swaps or other derivative contracts.

In general, Schedule 13G is available to any reporting person that falls within one of the following three categories:

•

Exempt Investors. A reporting person is an “Exempt Investor” if the reporting person beneficially owns more than 5% of a class of an issuer’s Section 13(d) Securities at the end of a calendar year, but its acquisition of the securities is exempt under Section 13(d)(6) of the Exchange Act. For example, a person that acquired all of its Section 13(d) Securities prior to the issuer’s registration of such securities (or class of securities) under the Exchange Act, or acquired no more than 2% of the Section 13(d) Securities within a 12-month period, is considered to be an Exempt Investor and would be eligible to file reports on Schedule 13G.

•

Qualified Institutions. Along with certain other institutions listed under the Exchange Act[3], a reporting person that is a registered investment adviser or broker-dealer may file a Schedule 13G as a “Qualified Institution” if it (a) acquired its position in a class of an issuer’s Section 13(d) Securities in the ordinary course of its business, (b) did not acquire such securities with the purpose or effect of changing or influencing control of the issuer, nor in connection with any transaction with such purpose or effect (such purpose or effect, an “activist intent”), and (c) promptly notifies any discretionary account owner on whose behalf the firm holds more than 5% of the Section 13(d) Securities of such account owner’s potential reporting obligation.

•

Passive Investors. A reporting person is a “Passive Investor” if it beneficially owns more than 5% but less than 20% of a class of an issuer’s Section 13(d) Securities and (a) the securities were not acquired or held with an activist intent, and (b) the securities were not acquired in connection with any transaction having an activist intent. There is no requirement that a Passive Investor limit its acquisition of Section 13(d) Securities to purchases made in the ordinary course of its business. In addition, a Passive Investor does not have an obligation to notify discretionary account owners on whose behalf the firm holds more than 5% of such Section 13(d) Securities of such account owner’s potential reporting obligation.

[3]

Under Rule 13d-1, a reporting person also qualifies as a Qualified Institution if it is a bank as defined in Section 3(a)(6) of the Exchange Act, an insurance company as defined in Section 3(a)(19) of the Exchange Act, an investment company registered under the Investment Company Act, or an employee benefit plan, savings association, or church plan. The term “Qualified Institution” also includes a non-U.S. institution that is the functional equivalent of any of the foregoing entities and the control persons and parent holding companies of an entity that qualifies as a Qualified Institution.

2.Method of Filing.

(a)An Insider must file Section 13 schedules in electronic format via the Commission’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) in accordance with EDGAR rules set forth in Regulation S-T.

(b)Filing Date. Schedules are deemed filed with the SEC or the applicable exchange on the date recognized by EDGAR. For Section 13 purposes, filings may be made up to 10 p.m. EST. In the event that a due date falls on a weekend or SEC holiday, the filing will be deemed timely filed if it is filed on EDGAR by the next business day after such weekend or holiday. An Insider must first obtain several different identification codes from the SEC before the filings can be submitted. In order to receive such filing codes, the Insider first submits a Form ID to the SEC. The Form ID must be signed, notarized, and submitted electronically through the SEC’s Filer Management website, which can be accessed at https://www.filermanagement.edgarfiling.sec.gov. The Insider is required to retain a manually signed hard copy of all EDGAR filings (and related documents like powers of attorney) in its records available for SEC inspection for a period of five years after the date of filing.

(c)Company. In addition, the rules under Section 13 require that a copy of the applicable filing be sent to the issuer of the security at its principal executive office by registered or certified mail. A copy of Schedules filed pursuant to §§ 240.13d-1(a) and 240.13d-2(a) shall also be sent to each national securities exchange where the security is traded.

(d)Securities to be Reported. A person who is subject to Section 13 must only report as beneficially owned those securities in which he or she has a pecuniary interest. See the discussion of “beneficial ownership” below at Section D.

3.Initial Report of Ownership – Schedule 13D or 13G. Under Section 13, Insiders are required to make an initial report on Schedule 13D or Schedule 13G to the SEC of their holdings of all equity securities of the corporation (whether or not such equity securities are registered under the Exchange Act). This would include all traditional types of securities, such as ordinary shares, preferred shares and junior shares, as well as all types of derivative securities, such as warrants to purchase shares, options to purchase shares, puts and calls. Even Insiders who do not beneficially own any equity securities of the Company must file a report to that effect.

(a)Initial Filing Deadline. An Insider who is not eligible to use Schedule 13G must file a Schedule 13D within 10 days of such reporting person’s direct or indirect acquisition of beneficial ownership of more than 5% of a class of an issuer’s Section 13(d) Securities.

●	A reporting person that is an Exempt Investor is required to file its initial Schedule 13G within 45 days of the end of the calendar year in which the person exceeds the 5% threshold.
●	A reporting person that is a Qualified Institution also is required to file its initial Schedule 13G within 45 days of the end of the calendar year in which the person exceeds the 5% threshold. Since the 5% threshold for a Qualified Institution is calculated as of the end of a calendar year, a Qualified Institution that acquires directly or indirectly more than 5% of a class of an issuer’s Section 13(d) Securities during a calendar year, but as of December 31 has reduced its interest below the 5% threshold, will not be required to file an initial Schedule 13G. However, a Qualified Institution that acquires direct or indirect beneficial ownership of more than 10% of a class of an issuer’s Section 13(d) Securities prior to the end of a calendar year must file an initial Schedule 13G within 10 days after the first month in which the person exceeds the 10% threshold.
●	A reporting person that is a Passive Investor must file its initial Schedule 13G within 10 days of the date on which it exceeds the 5% threshold.

(b)Switching from Schedule 13G to Schedule 13D. If an Insider that previously filed a Schedule 13G no longer satisfies the conditions to be an Exempt Investor, Qualified Institution, or Passive Investor, the person must switch to reporting its beneficial ownership of a class of an issuer’s Section 13(d) Securities on a Schedule 13D (assuming that the person continues to exceed the 5% threshold). This could occur in the case of (1) an Insider that changes from acquiring or holding Section 13(d) Securities for passive investment to acquiring or holding such securities with an activist intent, (2) an Insider that is a Qualified Institution that deregisters as an investment adviser pursuant to an exemption under the Investment Advisers Act of 1940, as amended, or applicable state law, or (3) an Insider that is a Passive Investor that acquires 20% or more of a class of an issuer’s Section 13(d) Securities. In each case, the Insider must file a Schedule 13D within 10 days of the event that caused it to no longer satisfy the necessary conditions (except that, if a former Qualified Institution is able to qualify as a Passive Investor, such person may simply amend its Schedule 13G within 10 days to switch its status).

An Insider who is required to switch to reporting on a Schedule 13D will be subject to a “cooling off” period from the date of the event giving rise to a Schedule 13D obligation (such as the change to an activist intent or acquiring 20% of a class of an issuer’s Section 13(d) Securities) until 10 calendar days after the filing of Schedule 13D. During the “cooling off” period, the reporting person may not vote or direct the voting of the Section 13(d) Securities or acquire additional beneficial ownership of such securities. Consequently, a person should file a Schedule 13D as soon as possible once he is obligated to switch from a Schedule 13G to reduce the duration of the “cooling off” period.

The Insider will thereafter be subject to the Schedule 13D reporting requirements with respect to the Section 13(d) Securities until such time as the former Schedule 13G reporting person once again qualifies as a Qualified Institution or Passive Investor with respect to the Section 13(d) Securities or has reduced its beneficial ownership interest below the 5% threshold. However, only a reporting person that was originally eligible to file a Schedule 13G and was later required to file a Schedule 13D may switch to reporting on Schedule 13G.4

4.Changes in Ownership – Amendments to Schedule 13D or 13G.

Amendments to Schedule 13D. If there has been any material change to the information in a Schedule 13D previously filed by an Insider5, the person must promptly file an amendment to such Schedule 13D. A material change includes, without limitation, a reporting person’s acquisition or disposition of 1% or more of a class of the issuer’s Section 13(d) Securities, including as a result of an issuer’s repurchase of its securities. An acquisition or disposition of less than 1% may be considered a material change depending on the circumstances. A disposition that reduces a reporting person’s beneficial ownership interest below the 5% threshold, but is less than a 1% reduction, is not necessarily a material change that triggers an amendment to Schedule 13D. However, an amendment in such a circumstance is recommended to eliminate the reporting person’s filing obligations if the reporting person does not in the near term again expect to increase its ownership above 5%. “Promptly” is generally considered to be within 2 to 5 calendar days of the material change, depending on the facts and circumstances.

Amendments to Schedule 13G.

●	Annual. If a reporting person previously filed a Schedule 13G and there has been any change to the information reported in such Schedule 13G as of the end of a calendar year,

[4]	See Question 103.07 (September 14, 2009), Regulation 13D-G C&DIs.
[5]

This includes a change in the previously reported ownership percentage of a reporting person even if such change results solely from an increase or decrease in the aggregate number of outstanding securities of the issuer.

then an amendment to such Schedule 13G must be filed within 45 days of the calendar year end. A reporting person is not required to make an annual amendment to Schedule 13G if there has been no change since the previously filed Schedule 13G or if the only change results from a change in the person’s ownership percentage as a result of a change in the aggregate number of Section 13(d) Securities outstanding (e.g., due to an issuer’s repurchase of its securities).

●	Other than Annual (Qualified Institutions). A reporting person that previously filed a Schedule 13G as a Qualified Institution reporting beneficial ownership of less than 10% of a class of an issuer’s Section 13(d) Securities, must file an amendment to its Schedule 13G within 10 days of the end of the first month such Qualified Institution is the direct or indirect beneficial owner of more than 10% of a class of the issuer’s Section 13(d) Securities. Thereafter, within 10 days after the end of any month in which the person’s direct or indirect beneficial ownership of such securities increases or decreases by more than 5% of the class of securities (computed as of the end of the month), the person must file an amendment to Schedule 13G.
●	Other than Annual (Passive Investors). A reporting person that previously filed a Schedule 13G as a Passive Investor must promptly file an amendment any time it directly or indirectly acquires more than 10% of a class of an issuer’s Section 13(d) Securities. Thereafter, the reporting person must file an amendment to Schedule 13G promptly after its direct or indirect beneficial ownership of such securities increases or decreases by more than 5%.

5.Reporting Identifying Information for Large Traders - Form 13H. Rule 13h-1 of the Exchange Act requires a Form 13H to be filed with the SEC by any individual or entity (each, a “Large Trader”) that, directly or indirectly, exercises investment discretion over one or more accounts and effects transactions in NMS Securities (as defined below) for those accounts through one or more registered broker-dealers that, in the aggregate, equal or exceed (a) 2 million shares or $20 million in fair market value during any calendar day, or (b) 20 million shares or $200 million in fair market value during any calendar month (each, an “identifying activity level”). Under Regulation NMS, an “NMS Security” is defined to include any U.S. exchange-listed equity securities and any standardized options, but does not include any exchange-listed debt securities, securities futures, or shares of open-end mutual funds that are not currently reported pursuant to an effective transaction reporting plan under the Exchange Act. A Large Trader must file an initial Form 13H promptly after effecting aggregate transactions equal to or greater than one of the identifying activity levels. The SEC has indicated that filing within 10 days will be deemed a prompt filing. Amendments to Form 13H must be filed within 45 days after the end of each full calendar year and then promptly following the end of a calendar quarter if any of the information on Form 13H becomes inaccurate.

Form 13H requires that a Large Trader, reporting for itself and for any affiliate that exercises investment discretion over NMS securities, list the broker-dealers at which the Large Trader and its affiliates have accounts and designate each broker-dealer as a “prime broker,” an “executing broker,” and/or a “clearing broker.” Form 13H filings with the SEC are confidential and exempt from disclosure under the United States Freedom of Information Act. The information is, however, subject to disclosure to Congress and other federal agencies and when ordered by a court. If a securities firm has multiple affiliates in its organization that qualify as Large Traders, Rule 13h-1 permits the Large Traders to delegate their reporting obligation to a control person that would file a consolidated Form 13H for all of the Large Traders it controls. Otherwise, each Large Trader in the organization will be required to file a separate Form 13H.

6.Reporting Obligations of Control Persons and Clients.

The Firm’s Obligations. As discussed above, a securities firm is deemed to be the beneficial owner of Section 13(d) Securities in all accounts over which it exercises voting and/or investment power. Therefore, a firm will be a reporting person if it directly or indirectly acquires or has beneficial ownership of more than 5% of a class of an issuer’s Section 13(d) Securities. Unless a securities firm has an activist intent with respect to the issuer of the Section 13(d) Securities, the firm generally will be able to report on Schedule 13G as either a Qualified Institution or as a Passive Investor.

Obligations of a Firm’s Control Persons. Any control person (as defined below) of a securities firm, by virtue of its ability to direct the voting and/or investment power exercised by the firm, may be considered an indirect beneficial owner of the Section 13(d) Securities. Consequently, the direct or indirect control persons of a securities firm may also be reporting persons with respect to a class of an issuer’s Section 13(d) Securities. The following persons are likely to be considered “control persons” of a firm:

●	any general partner, managing member, trustee, or controlling shareholder of the firm; and
●	the direct or indirect parent company of the firm and any other person that indirectly controls the firm (e.g., a general partner, managing member, trustee, or controlling shareholder of the direct or indirect parent company).

If a securities firm (or parent company) is directly or indirectly owned by two partners, members, trustees, or shareholders, generally each such partner, member, trustee, or shareholder is deemed to be a control person. For example, if a private fund that beneficially owns more than

5% of a class of an issuer’s Section 13(d) Securities is managed by a securities firm that is a limited partnership, the general partner of which is a limited liability company that in turn is owned in roughly equal proportions by two managing members, then each of the private fund, the securities firm, the firm’s general partner, and the two managing members of the general partner likely will have an independent Section 13 reporting obligation.

Availability of Filing on Schedule 13G by Control Persons. Any direct and indirect control person of a securities firm may file a Schedule 13G as an Exempt Investor, a Qualified Institution or as a Passive Investor to the same extent as any other reporting person as described above. In order for a control person to file a Schedule 13G as a Qualified Institution, however, no more than 1% of a class of an issuer’s Section 13(d) Securities may be held (i) directly by the control person or (ii) directly or indirectly by any of its subsidiaries or affiliates that are not Qualified Institutions. For example, a direct or indirect control person of a securities firm will not qualify as a Qualified Institution if more than 1% of a class of an issuer’s Section 13(d) Securities is held by a private fund managed by the firm or other affiliate because a private fund is not among the institutions listed as a Qualified Institution under the Exchange Act.

A securities firm that has one of its control persons serving on an issuer’s board of directors may not be eligible to qualify as a Passive Investor with respect to such issuer. Even though the securities firm may not otherwise have an activist intent, the staff of the SEC has stated “the fact that officers and directors have the ability to directly or indirectly influence the management and policies of an issuer will generally render officers and directors unable to certify to the requirements” necessary to file as a Passive Investor.6

Obligations of a Firm’s Clients. If a client of a securities firm (including a private or registered fund or a separate account client) by itself beneficially owns more than 5% of a class of an issuer’s Section 13(d) Securities, the client has its own independent Section 13 reporting obligation.

Availability of Joint Filings by Reporting Persons. As discussed above, each reporting person has an independent reporting obligation under Section 13 of the Exchange Act. The direct and indirect beneficial owners of the same Section 13(d) Securities may satisfy their reporting obligations by making a joint Schedule 13D or Schedule 13G filing, provided that:

[6]

See Question 103.04 (September 14, 2009), Exchange Act Sections 13(d) and 13(g) and Regulation 13D-G Beneficial Ownership Reporting Compliance and Disclosure Interpretations of the Division of Corporation Finance of the SEC (the “Regulation 13D-G C&DIs”).

●	each reporting person is eligible to file on the Schedule used to make the Section 13 report (e.g., each person filing on a Schedule 13G is a Qualified Institution, Exempt Investor, or Passive Investor);
●	each reporting person is responsible for the timely filing of the Schedule 13D or Schedule 13G and for the completeness and accuracy of its information in such filing[7]; and
●	the Schedule 13D or Schedule 13G filed with the SEC (i) contains all of the required information with respect to each reporting person; (ii) is signed by each reporting person in his, her, or its individual capacity (including through a power of attorney); and (iii) has a joint filing agreement attached.

C.Determining Beneficial Ownership.

In determining whether a securities firm has crossed the 5% threshold with respect to a class of an issuer’s Section 13(d) Securities8, it must include the positions held in any proprietary accounts and the positions held in all discretionary client accounts that it manages (including any private or registered funds, accounts managed by or for principals and employees, and accounts managed for no compensation), and positions held in any accounts managed by the firm’s control persons (which may include certain officers and directors) for themselves, their spouses, and dependent children (including IRA and most trust accounts).

1.	Determining Who is a Five Percent Holder. Beneficial ownership in the Section 13 context is determined by reference to Rule 13d-3, which provides that a person is the beneficial owner of securities if that person has or shares voting or disposition power with respect to such securities, or can acquire such power within 60 days through the exercise or conversion of derivative securities.

[7]

If the reporting persons are eligible to file jointly on Schedule 13G under separate categories (e.g., a private fund as a Passive Investor and its control persons as Qualified Institutions), then the reporting persons must comply with the earliest filing deadlines applicable to the group in filing any joint Schedule 13G. In the example above, the reporting persons would be required to file a Schedule 13G initially within 10 days of exceeding the 5% threshold and thereafter promptly upon any transaction triggering an amendment (i.e., the filing deadlines applicable to a Passive Investor) and not the later deadlines applicable to a Qualified Institution.

[8]

In calculating the 5% test, a person is permitted to rely upon the issuer’s most recent interim or annual report for purposes of determining the amount of outstanding voting securities of the issuer, unless the person knows or has reason to believe that such information is inaccurate.

2.Determining Beneficial Ownership for Reporting and Short-Swing Profit Liability. For all Section 13 purposes other than determining who is a five percent holder, beneficial ownership means a direct or indirect pecuniary interest in the subject securities through any contract, arrangement, understanding, relationship or otherwise. “Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. Discussed below are several of the situations that may give rise to an indirect pecuniary interest.

(a)Family Holdings. An Insider is deemed to have an indirect pecuniary interest in securities held by members of the Insider’s immediate family sharing the same household. Immediate family includes grandparents, parents (and step-parents), spouses, siblings, children (and step-children) and grandchildren, as well as parents-in-laws, siblings-in-laws, children-in-law and all adoptive relationships. An Insider may disclaim beneficial ownership of shares held by members of his or her immediate family, but the burden of proof will be on the Insider to uphold the lack of a pecuniary interest.

(b)Partnership Holdings. Beneficial ownership of a partnership’s securities is attributed to the general partner of a limited partnership in proportion of such person’s partnership interest. Such interest is measured by the greater of the general partner’s share of partnership profits or of the general partner’s capital account (including any limited partnership interest held by the general partner).

(c)Corporate Holdings. Beneficial ownership of securities held by a corporation will not be attributed to its shareholders who are not controlling shareholders and who do not have or share investment control over the corporation’s portfolio securities.

(d)Derivative Securities. Ownership of derivative securities (warrants, share appreciation rights, convertible securities, options and the like) is treated as indirect ownership of the underlying equity securities. Acquisition of derivative securities must be reported. If the derivative securities are acquired pursuant to an employee plan, the timing of such reporting depends upon the Rule 16b-3 status of the employee plan under which the grant was made.

D.Delinquent Filings.

1.Correcting Late Filings. In the case of an Insider that has failed to make required amendments to its Schedule 13D or Schedule 13G in a timely manner (i.e., any material changes), the Insider must immediately amend its schedule to disclose the required information.

The SEC Staff has explained that, “[r]egardless of the approach taken, the security holder must ensure that the filings contain the information that it should have disclosed in each required amendment, including the dates and details of each event that necessitated a required amendment.” However, the SEC Staff has also affirmed that, irrespective of whether a security holder takes any of these actions, a security holder may still face liability under the federal securities laws for failing to promptly file a required amendment to a Schedule 13D or Schedule 13G.

2.	Potential Liability. The SEC may bring an enforcement action, in the context of a Schedule 13D or Schedule 13G filing, for violations of Section 13(d), Section 13(g), Rule 10b‐5 and Section 10(b), provided that the SEC specifically shows: (1) a material misrepresentation or omission made by the defendant; (2) scienter on the part of the defendant; and (3) a connection between a misrepresentation or omission and purchase or sale of a security regarding the Rule 10b‐5 claim it brings. The SEC may seek civil remedies in the form of injunctive relief, a cease-and-desist order, monetary penalties, and other forms of equitable relief (e.g., disgorgement of profits). Under Section 32 of the Exchange Act, criminal sanctions may also extend to the willful violation of Section 13(d) and Section 13(g). The U.S. Department of Justice, which prosecutes criminal offenses under the Exchange Act, may seek numerous penalties against any person that violates the Exchange Act and any rules thereunder, including a monetary fine of up to $5,000,000, imprisonment for up to 20 years and/or disgorgement.

Exhibit B

JIADE LIMITED

INSIDER TRADING COMPLIANCE PROGRAM - PRE-CLEARANCE CHECKLIST

Individual Proposing to Trade:_________________________

Number of Shares covered by Proposed Trade:_________________________

Date:_________________________

☐	Trading Window. Confirm that the trade will be made during the Company’s “trading window.”
☐

Section 13 Compliance. Confirm, if the individual is subject to Section 13, that the proposed trade will not give rise to any potential liability under Section 13 as a result of matched past (or intended future) transactions. Also, ensure that an amendment to Schedule 13D or 13G has been or will be completed and will be timely filed.

☐	Prohibited Trades. Confirm, if the individual is subject to Section 13, that the proposed transaction is not a “short sale,” put, call or other prohibited or strongly discouraged transaction.
☐	Rule 144 Compliance. Confirm that:
☐	Current public information requirement has been met;
☐	Shares are not restricted or, if restricted, the six-month holding period has been met;
☐	Volume limitations are not exceeded (confirm that the individual is not part of an aggregated group);
☐	The manner of sale requirements has been met; and

☐	The Notice of Form 144 Sale has been completed and filed.
☐

Rule 10b-5 Concerns. Confirm that (i) the individual has been reminded that trading is prohibited when in possession of any material information regarding the Company that has not been adequately disclosed to the public, and (ii) the Compliance Officer has discussed with the individual any information known to the individual or the Compliance Officer which might be considered material, so that the individual has made an informed judgment as to the presence of inside information.

Signature of Compliance Officer

Transactions Report

Officer or Director:

I.TRANSACTIONS:

☐No transactions.			☐The transactions described below.

Owner of Record	Transaction Date (1)	Transaction Code (2)	Security (Common, Preferred)	Number of Securities Acquired	Number of Securities Disposed of	Purchase/ Sale Unit Price

(1)(a)Brokerage transactions - trade date	(d)Acquisitions under stock bonus plan - date of grant
(b)Other purchases and sales - date firm commitment is made	(e)Conversion - date of surrender of convertible security
(c)Option and SAR exercises - date of exercise	(f)Gifts - date on which gift is made

(2)Transaction Codes:
(P)Pre-established Purchase or Sale	(Q)Transfer pursuant to marital settlement
(N)Purchase or Sale (not “Pre-established”)	(U)Tender of shares
(G)Gift	(W)Acquisition or disposition of will
(M)Option exercise (in the money option)	(J)Other acquisition or disposition (specify)

II.	SECURITIES OWNERSHIP FOLLOWING TRANSACTION

A.Company Securities Directly or Indirectly Owned (other than stock options noted below):

Title of Security (e.g., Preferred, Common, etc.)	Number of Shares/Units	Record Holder (if not Reporting Person)	Relationship to Reporting Person

B.Stock Option Ownership:

Date of Grant	Number of Shares	Exercise Price	Vesting Dates	Expiration Date	Exercises to Date (Date, No. of Shares)

Exhibit C

JIADE LIMITED

TRANSACTION REMINDER

TO:[Name of Officer or Director]

FROM:

DATED:

RE:Amendment to Schedule 13D filing

This is to remind you that if there is a change in your beneficial ownership of ordinary shares or other securities of JIADE LIMITED (the “Company”), you must file an amendment to Schedule 13D with the Securities and Exchange Commission (the “SEC”) within 2-5 business days following the transaction.

Our records indicate that on __________ (specify date) you had the transactions in the Company’s securities indicated on the attached exhibit.

1.Please advise us whether the information on the attached exhibit is correct:

☐	The information is complete and correct.
☐	This information is not complete and correct. I have marked the correct information on the attached exhibit.
2.	Please advise us if we should assist you by preparing the amendment to Schedule 13D for your signature and filing it for you with the SEC based upon the information you provided to us, or if you will prepare and file the amendment to Schedule 13D yourself. (Please note that we have prepared and attached for your convenience an amendment to Schedule 13D reflecting the information we have, which (if it is complete and correct), you may sign and return in the envelope enclosed.)

☐	The Company should prepare and file the amendment to Schedule 13D on my behalf after receiving my signature on the form.
☐	I shall prepare and file the amendment to Schedule 13D myself.

Signed
Dated

If you have any questions, contact Yuan Li, the Company’s Compliance Officer.

I understand that my amendment to Schedule 13D must be filed as follows: (i) on EDGAR (the SEC Electronic Data-Gathering, Analysis and Retrieval system) and (ii) one copy with the Company’s Compliance Officer.